EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

GBank Financial Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	700,000	(1)	$41.64 (3)	$29,148,000	0.00015310	$4,462.56
Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	1,000,000	(2)	$41.64 (3)	$41,640,000	0.00015310	$6,375.08
Total Offering Amounts						$70,788,000		$10,837.64
Total Fees Previously Paid								$0.00
Total Fee Offsets
Net Fee Due								$10,837.64

(1)
The GBank Financial Holdings Inc. 2007 Long-Term Stock Option Plan (the “2007 Plan”) authorizes the directors to fix the maximum number of shares of common stock of GBank Financial Holdings Inc. (the “Company), par value $0.0001 per share (“Common Stock”) to be issued under the Plan. The directors of the Company have fixed 700,000 shares as the maximum number to be issued under the 2007 Plan, all of which are being registered hereunder, together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2007 Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Company pursuant to 17 C.F.R. Section 230.416(a).

(2)
The GBank Financial Holdings Inc. 2016 Equity Incentive Plan (the “2016 Plan”) authorizes the directors to fix the maximum number of shares of common stock of the Company, par value $0.0001 per share (“Common Stock”) to be issued under the Plan. The directors of the Company have fixed 1,000,000 shares as the maximum number to be issued under the 2016 Plan, all of which are being registered hereunder, together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2016 Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Company pursuant to 17 C.F.R. Section 230.416(a).

(3)
The proposed maximum offering price per share of $41.64 is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, and is based upon the average of the high and low prices per share of the Company’s common stock as reported on the Nasdaq Capital Market on May 20, 2025.